Exhibit 99.1

AgFeed Industries Enters Into Hog Genetic Program Arrangement with Hypor, the Pig Breeding Division of Hendrix Genetics B.V.

NEW YORK, NY--(PR Newswire)—April 15, 2009 -- AgFeed Industries, Inc. (FEED - News), one of the largest independent hog production and animal nutrient companies in China, today announced its entry into a genetics program arrangement with Hypor, a Hendrix Genetics Company. Hypor is world renowned as a leading provider of superior swine genetics and technology. Hypor has, over the past 50 years, established itself to be one of the world’s largest broad-based breeding pyramids supporting commercial producers in 25 countries.

Dr. Songyan Li, AgFeed's Chairman commented, “I have traveled the world in order to establish the requisites the Company needs to be successful in superior hog production. Genetic development of our swine has been AgFeed's goal since it acquired the Jiangxi Lushan Breeding Farm and now Agfeed will advance to the next level by our implementation of science-based genetic programs and Hypor is our choice for the first phase of our program.”

AgFeed’s strategic plan calls for development of a platform for the production and sale of approximately 2,000,000 hogs into the Chinese market during 2010-2011.  The key element to this future growth is scientific breeding which is underscored by our arrangement with Hypor.  We intend to begin this growth by stocking the 1200 sow farrow to finish Jiangxi Lushan Breeding Farm with the Hypor Large White Pureline Sows, the Hypor Landrace Pureline Boars and the Duroc Terminal Sire and build on the Company’s “Green” certification status by producing “Green” high quality pork products. Gerry Daignault, Chief Operating Officer of AgFeed, who has extensive experience with Hypor said, “Hypor, with its reputation for breeding technology innovation, offers AgFeed a robust breeding animal that thrives under all conditions.  This is a key requirement in China today.”

Raf Beeren, Director of Hypor Asia, continued “Hypor is committed to providing superior genetics which results in greater profitability for hog producers. We have done our due diligence on Lushan and believe AgFeed is taking the appropriate steps to assure the success of this venture and Hypor is pleased to be part of the expansion in AgFeed’s growth in China”

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China.  AgFeed has two profitable business lines -- premix animal feed and hog production.  AgFeed is China's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues.  China is the world's largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the U.S.  China also has the world's largest consumer base for pork consumption.  Over 65% of total meat consumed in China is pork.  Hog production in China enjoys income tax free status.  The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

ABOUT HYPOR, a Hendrix Genetics company

Hypor is one of the world's leading suppliers of swine genetics.  Hypor is committed to providing superior genetics, which support profitability in the pork meat value chain.  With its head office located in Kitchener, Ontario, Canada, the company has strategically located breeding centers in North America, Europe and Asia.

SAFE HARBOR DISCLOSURE NOTICE

The information contained in this press release and the attachments is as of April 15, 2009. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This press release and the attachments contain forward-looking information about the Company's financial results and estimates, business plans and prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the availability and prices of live hogs, raw materials, fuel and supplies; food safety; livestock disease; live hog production costs; product pricing; the competitive environment and related market conditions; operating efficiencies; interest rate and foreign currency exchange rate fluctuations; access to capital; the cost of compliance with environmental and health standards; actions of the PRC government; governmental laws and regulations affecting our operations, including tax obligations; the ability to make effective acquisitions at the prices we expect and successfully integrate newly acquired businesses into existing operations; the success of our research and development activities, changes in generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions; any changes in business, political and economic conditions due to the threat of terrorist activity; and other risks and uncertainties described in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Contact:

Investor Relations:
AgFeed Industries, Inc.
Tel: 917-804-3584 (US)
Email: ir@agfeedinc.com

The Company's policy is to handle all questions by email to ir@agfeedinc.com and they will be answered as soon as possible